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Contact:
 Brad Allen
 Imation Corp
 651-704-5818
 bdallen@imation.com
Imation Names TDK Executive Raymond Leung to Board of Directors
OAKDALE, Minn., November 7, 2007 — Imation Corp. (NYSE: IMN) today announced that Raymond Leung, Chairman and Chief Executive Officer of TDK China Co., LTD, and Chairman of SAE Magnetics (HK) Ltd. has been elected to the Imation Board of Directors. The addition of Mr. Leung increases the size of Imation’s Board of Directors to eleven and follows the acquisition by Imation of TDK’s recording media business for stock and cash, which made TDK Imation’s largest shareholder and gave TDK the right to nominate a candidate to the board.
“We are very pleased to have Raymond join Imation’s Board,” said Linda W. Hart, Non-Executive Chairman of the Board. “His global business background and data storage industry expertise will further strengthen the Imation Board and provide additional depth and breadth of experience.”
Frank P. Russomanno, Imation CEO and board member said: “Raymond, as TDK executive board member, will be a critical partner to the entire board as we build on this strategic relationship. He also brings significant technology and industry expertise to our board.”
Mr. Leung is currently chief executive officer of TDK Corporation’s Asian subsidiary in China, Senior Vice President of TDK Corporation Japan, as well as Chairman of SAE Magnetics, a wholly owned subsidiary of TDK in the development, manufacture and sale of HDD heads. He joined SAE Magnetics in 1981 which was later acquired by TDK. In 2004 he became the first non-Japanese corporate officer in TDK.
A Chartered Engineer with an MSc Degree in Industrial Engineering from the University of Hong Kong, Raymond serves on the Industrial Advisory Committee of HK University of Science & Technology and the HK Polytechnic University. He is also the Chairman of the Industrial Consortium for the City University, Hong Kong. In addition, Raymond is Distinguished Fellow of Hong Kong City University and Honorary Fellow of Hong Kong University of Science and Technology. In China, Raymond was bestowed an honorary citizenship by Dongguan in recognition of his contribution to the city’s economic development.

Mr. Leung was elected as a Class III board member, for a term to expire at the Annual Meeting of Shareholders in 2008.
Other members of Imation’s Board of Directors include:
•	Michael S. Fields, Chairman and Chief Executive Officer, KANA Software, Inc. Chairman, The Fields Group

•	Linda W. Hart, Vice Chairman and Chief Executive Officer, Hart Group, Inc., and Non-Executive Chairman of the Board, Imation Corp.

•	Charles A. Haggerty, Chief Executive Officer, LeConte Associates, LLC, Retired Chairman and Chief Executive Officer, Western Digital Corporation.

•	Ronald T. LeMay, Industrial Partner, Ripplewood Holdings LLC; Executive Chairman and Chief Executive Officer, Last Mile Connections, Inc.; Chairman, AirCell, Inc.; Chairman, October Capital

•	Mark E. Lucas, Chairman and Chief Executive Officer of Geneva Watch Group

•	L. White Matthews, III, retired Executive Vice President and Chief Financial Officer, Ecolab, Inc.; former Executive Vice President and Chief Financial Officer; Union Pacific

•	Charles Reich, retired Executive Vice President, 3M Company, Health Care Business

•	Frank P. Russomanno; Chief Executive Officer and President, Imation Corp.

•	Glen A Taylor; Chairman, Taylor Corporation

•	Daryl J. White, retired President and Chief Financial Officer, Legerity, Inc; former Senior Vice President of Finance and Chief Financial Officer, Compaq Computer Corporation
About Imation Corp.
Imation Corp. is the only company in the world focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at http://www.imation.com or by calling 1-888-466-3456.